EXHIBIT 99.1

CoreCard Corporation Reports Third Quarter 2022 Results

CoreCard Raises Topline Fiscal 2022 Growth Guidance to 40+%

NORCROSS, Ga., Nov. 02, 2022 (GLOBE NEWSWIRE) -- CoreCard Corporation [NYSE: CCRD], the leading provider of innovative credit technology solutions and processing services to the financial technology and services market, announced today its financial results for the quarter ended September 30, 2022.

"CoreCard’s strong performance continued in the third quarter and resulted in total revenue of $14.5 million, in-line with our expectations. Our significant top-line growth was driven by 52% growth in processing and maintenance revenue and professional services revenue growth of 13%,” said Leland Strange, CEO of CoreCard Corporation. "As a result of our solid performance during the first nine months of 2022, we are confident in topline growth expectations of at least 40% for fiscal 2022, compared to our previously provided guidance of at least 30%.”

“Our growth in processing is expected to continue and we will be steadily increasing investments in our infrastructure and people in anticipation for 2023. The opportunity ahead of us is significant. CoreCard provides a proven best-in-class credit platform and remains a growth business focused on meeting the evolving needs of modern issuers while generating long-term value for our shareholders," concluded Strange.

Financial Highlights for the three months ended September 30, 2022

Total revenues in the three-month period ended September 30, 2022, was $14.5 million compared to $12.9 million in the comparable period in 2021.

In the following table, revenue is disaggregated by type of revenue for the three months ended September 30, 2022 and 2021:

	Three Months Ended
	September 30,
(in thousands)	2022		2021
License	$	−	$1,783
Professional services		7,776	6,893
Processing and maintenance		5,267	3,457
Third party		1,407	802
Total		$14,450	$12,935

Income from operations was $1.7 million for the third quarter compared to income from operations of $3.3 million in the comparable prior year quarter.

Net income was $1.4 million for the third quarter compared to net income of $2.5 million in the comparable prior year quarter.

Earnings per diluted share was $0.16 for the third quarter compared to $0.29 in the comparable prior year quarter.

Investor Conference Call

The company is holding an investor conference call today, November 2, 2022, at 11:00 A.M. Eastern Time. Interested investors are invited to attend the conference call by accessing the webcast at https://www.webcast-eqs.com/corecard11022022_q32022_en/en or by dialing 1-877-407-0890. As part of the conference call CoreCard will be conducting a question-and-answer session where participants are invited to email their questions to questions@corecard.com prior to the call. A transcript of the call will be posted on the company’s website at investors.corecard.com as soon as available after the call.

The company will file its Form 10-Q for the period ended September 30, 2022, with the Securities and Exchange Commission today. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at investors.corecard.com or on the SEC website, www.sec.gov.

About CoreCard Corporation

CoreCard Corporation (NYSE: CCRD) provides a pioneering card management platform built for the future of global transactions in a digital world. Dedicated to continual technological innovation in the ever-evolving payments industry backed by decades of deep expertise in credit card offerings, CoreCard helps customers conceptualize, implement, and manage all aspects of their issuing card programs. Keenly focused on steady, sustainable growth, CoreCard has earned the trust of some of the largest companies and financial institutions in the world, providing truly real-time transactions via their proven, reliable platform operating on private on-premise and leading cloud technology infrastructure.

Forward-Looking Statements

The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “continue,” “outlook,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

For further information,
email CoreCardIR@icrinc.com

CoreCard Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Services	$14,450	$11,152	$39,657	$31,119
Products	−	1,783	14,283	4,083
Total net revenue	14,450	12,935	53,940	35,202
Cost of revenue
Services	8,431	6,104	23,824	16,091
Products	−	−	−	−
Total cost of revenue	8,431	6,104	23,824	16,091
Expenses
Marketing	80	97	231	179
General and administrative	1,107	1,069	4,048	3,190
Research and development	3,129	2,356	8,916	7,109
Income from operations	1,703	3,309	16,921	8,633
Investment income (loss)	39	53	196	(215)
Other income	60	74	126	230
Income before income taxes	1,802	3,436	17,243	8,648
Income taxes	443	902	4,358	2,269
Net income	$1,359	$2,534	$12,885	$6,379
Earnings per share:
Basic	$0.16	$0.29	$1.50	$0.72
Diluted	$0.16	$0.29	$1.49	$0.72
Basic weighted average common shares outstanding	8,538,954	8,714,579	8,596,654	8,803,760
Diluted weighted average common shares outstanding	8,559,665	8,744,818	8,621,388	8,835,427

CoreCard Corporation

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

As of	September 30, 2022	December 31, 2021
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$27,068	$29,244
Marketable securities	983	−
Accounts receivable, net	7,815	5,547
Other current assets	4,575	2,046
Total current assets	40,441	36,837
Investments	6,550	6,355
Property and equipment, at cost less accumulated depreciation	12,846	10,371
Other long-term assets	4,054	4,585
Total assets	$63,891	$58,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,842	$2,763
Deferred revenue, current portion	1,129	2,263
Accrued payroll	2,481	2,145
Accrued expenses	350	404
Income tax payable	−	1,004
Other current liabilities	2,248	2,274
Total current liabilities	8,050	10,853
Noncurrent liabilities:
Deferred revenue, net of current portion	474	164
Deferred tax liability	788	549
Long-term lease obligation	2,344	2,708
Total noncurrent liabilities	3,606	3,421
Stockholders’ equity:
Common stock, $0.01 par value: Authorized shares - 20,000,000;
Issued shares – 9,007,815 and 9,001,311 at September 30, 2022 and December 31, 2021, respectively;
Outstanding shares – 8,510,565 and 8,689,815 at September 30, 2022 and December 31, 2021, respectively	90	90
Additional paid-in capital	16,421	16,261
Treasury stock, 497,250 and 311,496 shares at September 30, 2022 and December 31, 2021, respectively, at cost	(16,369)	(11,327)
Accumulated other comprehensive income (loss)	164	(194)
Accumulated income	51,929	39,044
Total stockholders’ equity	52,235	43,874
Total liabilities and stockholders’ equity	$63,891	$58,148